Exhibit 99.1
Contact:	James M. Otterberg
Vice President and
Chief Financial Officer
(336) 316-5424

UNIFI APPOINTS CHIEF FINANCIAL OFFICER

GREENSBORO, N.C. – October 23, 2013 -- Unifi, Inc. (NYSE: UFI) announced today that the Board of Directors has appointed James M. Otterberg as the Company’s Chief Financial Officer and also elected him as a Vice President. Mr. Otterberg, who has been the Company’s Chief Accounting Officer since October 2011 and had been serving as interim Chief Financial Officer since August 12, 2013, was selected following a search that included several outside candidates.

“We are very excited about James’ appointment. We interviewed many highly qualified candidates, and James topped the list. In addition to his broad and deep accounting and financial expertise, James brings keen analytical and strategic planning skills to the management team,” said William L. Jasper, Unifi’s Chairman and Chief Executive Officer.

Mr. Otterberg has been employed by the Company’s subsidiary, Unifi Manufacturing, Inc., since 2011 as Vice President and Chief Accounting Officer, and previously from October 1999 to December 2003 as Director – Joint Ventures and Alliances and Corporate Financial Analyst. He also held various financial positions for Polymer Group, Inc. from 2004 to 2011, including Vice President – Finance U.S. from February 2008 through May 2011. Mr. Otterberg is a graduate of Wake Forest University with a Bachelor of Science degree in Accounting.

Unifi, Inc. is a multi-national manufacturing company that produces and sells textured and other processed yarns designed to meet customer specifications, and premier value-added (“PVA”) yarns with enhanced performance characteristics. Unifi maintains one of the textile industry’s most comprehensive polyester and nylon product offerings. Unifi enhances demand for its products, and helps others in creating a more effective textile industry supply chain, through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. In addition to its flagship REPREVE® products – a family of eco-friendly yarns made from recycled materials – key Unifi brands include: SORBTEK®, REFLEXX®, AIO® – all-in-one performance yarns, SATURA®, AUGUSTA®, A.M.Y.®, MYNX® UV and MICROVISTA®. Unifi's yarns are readily found in the products of major brands in the apparel, hosiery, automotive, home furnishings, industrial and other end-use markets. For more information about Unifi, visit www.unifi.com; to learn more about REPREVE®, visit www.repreve.com.